COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS U.S. TREASURY LONG TERM FUND AND THE
MERRILL LYNCH GOVERNMENTS, U.S. TREASURY, LONG-TERM
(10 YEARS AND OVER) INDEX

EXHIBIT A:

              MERRILL LYNCH
               GOVERNMENTS,
              U.S. TREASURY,       DREYFUS
                LONG-TERM          U.S. TREASURY
 PERIOD       (10 YEARS AND        LONG TERM
               OVER) INDEX*        FUND

12/31/88           10,000          10,000
12/31/89           11,890          11,622
12/31/90           12,658          12,438
12/31/91           14,991          14,712
12/31/92           16,181          15,823
12/31/93           18,970          18,447
12/31/94           17,560          16,753
12/31/95           22,945          20,925
12/31/96           22,718          21,106
12/31/97           26,112          23,575
12/31/98           29,650          26,115


*Source: Merrill Lynch, Pierce, Fenner and Smith Inc.